Jerome I. Feldman
145 West Patent Road
Bedford Hills, NY 10507

Dear Mr. Feldman,

GSE Systems, Inc. is pleased to offer you a position as Chairman. Your first day of employment will be April 2, 2007. As discussed, your responsibilities include developing new business for GSE, assisting in the development of the Company’s Strategic direction, and oversight of GSE’s Research and Development activities. Your starting salary, as determined by the GSE Compensation Committee and discussed during the February 6, 2007 Board of Directors Meeting will be $240,000 annually, paid in semi-monthly installments. Regular full-time employees are paid on fifth business day after both the 15th and the last day of each month.

In addition, as a full-time regular employee, you are eligible to participate in GSE’s comprehensive benefits plan.

In addition, you are eligible to participate in the Company’s Executive Benefits Program which, among other things, provides a monthly allowance for an automobile and certain Company paid benefits

All employees are required to complete an I-9 Employment Eligibility Verification Form. Your employment is contingent upon successful completion of this form. Please refer to the enclosed list of acceptable documents. When you report to work, you must provide either one form of identification from list A or two forms of identification, one of which must be from list B and one from list C. Should you choose to provide forms of identification without a photograph, please come prepared to show a picture ID. Should you accept this offer, we will also need a copy of your social security card, for payroll purposes only. Please bring your social security card with you on your first day of employment.

As an employee of GSE, you will be required to comply with all company policies and procedures. These are outlined in the company’s Policies and Procedures Handbook, which will be available to you when you report to work. Employment with the Company is voluntarily entered into and the employee is free to resign at any time, with or without cause. Similarly, the Company hires employees for an indefinite period of time (i.e., “at will” employment status) and may terminate the employment relationship at any time, with or without notice or cause, provided there is no violation of any applicable laws.

Jerome I. Feldman

This offer will remain in effect if you sign and return the original copy of this letter within 7 days from the date on this letter, and you report to work as expected on your established start date. Please sign the original copy of this letter to indicate that you accept the terms of your offer as outlined above and return both pages to me at your earliest convenience. Should you have any questions, feel free to contact me at 410-277-3741.

Jerry, I am personally very excited about having you on board on a full time basis. If the contributions that you have made as an uncompensated Chairman are indicative of the future, then the contributions you will make as a full time Executive Officer of GSE will be profound.

Very truly yours,

/s/ John V. Moran                 April 2, 2007
Signature                           Date

John V. Moran
Chief Executive Officer

I have read, understand, and accept all terms of this offer of employment with GSE Systems, Inc.

_/s/ Jerome Feldman_____________________
Signature

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